FOR IMMEDIATE RELEASE

Contact:  Michele M. Thompson
President and Chief Financial Officer
Phone:  (219) 362-7511
Fax:  (219) 326-6048

LAPORTE BANCORP, INC. ANNOUNCES RECORD EARNINGS FOR 2012

LaPorte, Indiana, February 8, 2013 – LaPorte Bancorp, Inc. (the “Company”) (Nasdaq:  LPSB), the holding company for The LaPorte Savings Bank (the “Bank”), reported record earnings with net income of $4.3 million, or $0.72 per diluted share for the twelve months ended December 31, 2012 compared to net income of $3.2 million, or $0.55 per diluted share for the prior year resulting in an increase of $1.0 million, or 32.2%.  The primary reason for the increase in net income for the twelve months ended December 31, 2012 compared to the prior year was an increase in net interest income.  For the three months ended December 31, 2012, net income totaled $945,000, or $0.16 per diluted share compared to $831,000, or $0.14 per diluted share for the same prior year period resulting in an increase of $114,000, or 13.7%.  The increase in net income for the three months ended December 31, 2012 compared to the same prior year period was due to a decrease in provision for loan losses, in addition to an increase in net interest income offset by an increase in noninterest expense.

“We are extremely pleased with our results in 2012, from both an earnings and strategic growth perspective,” said Lee A. Brady, Chief Executive Officer of LaPorte Bancorp, Inc.  Brady continued, “We reported record earnings for the year and also successfully completed our conversion and reorganization to a fully public company.”  Brady added, “We believe this conversion has positioned us for future growth and business activities and transitioned our Company to a more flexible organizational structure.”

Net interest income increased $1.9 million, or 14.2%, to $15.4 million for the twelve months ended December 31, 2012 from $13.5 million for the prior year.  Net interest margin increased to 3.57% for the twelve months ended December 31, 2012 compared to 3.31% for the prior year.  The increase in the net interest margin for the twelve months ended December 31, 2012 compared to the prior year was primarily due to a decrease in interest expense which was offset by a decline in the average yield of interest earning assets.  Interest income increased $441,000, or 2.3%, to $19.8 million for the twelve months ended December 31, 2012 compared to $19.4 million for the prior year.  Interest expense decreased $1.5 million, or 25.2%, to $4.4 million for the twelve months ended December 31, 2012 compared to $5.9 million for the prior year.  Interest and fee income from mortgage warehouse loans increased $2.1 million for the twelve months ended December 31, 2012 when compared to the prior year due to an increase in activity and volume in this portfolio.

Net interest income increased by $225,000, or 6.1%, to $3.9 million for the three months ended December 31, 2012 compared to $3.7 million for the same prior year period.  Net interest margin increased to 3.54% for the three months ended December 31, 2012 compared to 3.43% for the same prior year period.  For the three months ended December 31, 2012, interest income decreased $122,000, or 2.4%, to $4.9 million compared to $5.0 million for the same prior year period.  For the three months ended December 31, 2012, interest expense decreased $347,000, or 26.7%, to $952,000 compared to $1.3 million for the same prior year period.  Interest and fee income from mortgage warehouse loans increased $306,000 for the three months ended December 31, 2012 when compared to the same prior year period due to an increase in activity and volume in this portfolio.

Noninterest income increased $513,000, or 19.4%, to $3.2 million for the twelve months ended December 31, 2012 from $2.6 million for the prior year.  The primary reason for the increase in noninterest income was due to a $588,000 increase in gains on mortgage banking activities as refinancing activity increased for the twelve months ended December 31, 2012 when compared to the prior year.  Also impacting noninterest income for the twelve months ended December 31, 2012 were gains of $141,000 attributable to the call of certain brokered time deposits during the third quarter of 2012.  Noninterest income for the twelve months ended December 31, 2011 benefited from higher gains on the sale of securities of $249,000.

For the three months ended December 31, 2012, noninterest income increased $129,000, or 19.8%, to $782,000 compared to $653,000 for the same prior year period.  Gains on mortgage banking activities increased $145,000 for the three months ended December 31, 2012 when compared to the same prior year period.  Noninterest income for the three months ended December 31, 2011 benefited from higher gains on the sale of securities of $31,000.

Noninterest expense for the twelve months ended December 31, 2012 increased $730,000, or 6.6%, to $11.8 million compared to $11.1 million for the twelve months ended December 31, 2011.  This increase was primarily due to an increase in salaries and wages expense along with an increase in other miscellaneous services expense.  Salaries and wages expense increased due to the implementation of an equity incentive plan put in place late in the third quarter of 2011, in addition to annual merit pay and bonus accruals.  The increase in other miscellaneous services expense was due to expenses incurred in relation to the establishment of a real estate investment trust company which was established in 2013.  The real estate investment trust company was established to provide an additional vehicle to raise capital which will have the ancillary effect of lowering our effective state income tax rate.

Noninterest expense for the three months ended December 31, 2012 increased $413,000, or 14.6%, to $3.2 million compared to $2.8 million for the three months ended December 31, 2011.  This increase was also due to increases in salaries and wages expense and other miscellaneous services expense.   Salaries and wages expense increased due to annual merit pay and bonus accruals.  The increase in other miscellaneous services expense was due to expenses incurred in relation to the establishment of a real estate investment trust company which was established in 2013.

Asset quality metrics remained strong during the fourth quarter of 2012.  The allowance for loan losses to nonperforming loans was 51.5% at December 31, 2012 compared to 59.3% at December 31, 2011.  Provision for loan losses for the twelve months ended December 31, 2012 totaled $1.0 million compared to $1.1 million for the prior year.  A provision for loan losses of $153,000 was recorded for the three months ended December 31, 2012 compared to $503,000 for the same prior year period.  The decrease in provision amount for the fourth quarter of 2012 was primarily due to a decrease in the amount of net charge-offs recorded when comparing the two time periods.  Net charge-offs during the fourth quarter of 2012 totaled $147,000 compared to $437,000 for the same prior year period.  The provision amounts recorded reflect management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is impacted by various trends, including current economic conditions.  Annualized net charge-offs decreased to 0.17% of average outstanding loans for the twelve months ended December 31, 2012 compared to 0.50% of average outstanding loans for the twelve months ended December 31, 2011. At December 31, 2012, nonperforming loans to total loans ratio was 2.63% compared to 2.13% at December 31, 2011.  The allowance for loan losses to total loans ratio increased to 1.35% at December 31, 2012 compared to 1.26% at December 31, 2011.

Total assets at December 31, 2012 increased $15.6 million, or 3.3%, to $492.8 million compared to $477.1 million at December 31, 2011 due primarily to the increase in loans, gross.  Total deposits at December 31, 2012 increased $15.4 million, or 4.6%, to $349.0 million from $333.6 million at December 31, 2011 primarily due to an increase in noninterest bearing deposits of $11.9 million, or 30.6%.  Total stockholders’ equity increased to $84.1 million at December 31, 2012, compared to $55.7 million at December 31, 2011.  This increase was primarily the result of the net proceeds recorded in relation to our company’s conversion from the mutual holding company corporate structure to the stock holding company corporate structure and related stock offering which was completed on October 4, 2012.  At December 31, 2012, the Bank was considered well capitalized and exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios of 13.4%, 17.7% and 18.9%, respectively.

LaPorte Bancorp, Inc. is a Maryland chartered stock holding company.  The Company is headquartered at 710 Indiana Avenue, LaPorte, Indiana.  Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions in Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses.  Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the internet at www.laportesavingsbank.com under Investor Relations.  All information at and for the periods ended December 31, 2012 and 2011 has been derived from unaudited financial information.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  LaPorte Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2012 and 2011
(Dollars in thousands, except per share data)
	December 31, 2012	December 31, 2011
	(Unaudited)
Selected Financial Condition Data and Ratios:
Total assets	$492,755	$477,145
Cash and cash equivalents	6,857	8,146
Interest-earning time deposits in other financial institutions	7,141	-
Investment securities	125,620	131,974
Federal Home Loan Bank stock	3,817	3,817
Loans held for sale, at fair value	1,155	3,049
Loans, gross	318,000	299,131
Allowance for loan losses	4,308	3,772
Deposits	348,970	333,560
Federal Home Loan Bank of Indianapolis advances	49,009	72,021
Other borrowings	5,155	10,136
Shareholders’ equity	84,055	55,703

Asset Quality Ratios:
Nonperforming assets to total assets	1.88%	1.55%
Nonperforming loans to total loans	2.63%	2.13%
Allowance for loan losses to nonperforming loans	51.54%	59.27%
Allowance for loan losses to total loans	1.34%	1.26%
Net charge-offs to average loans outstanding (YTD)	0.17%	0.50%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Selected Operating Data and Ratios:
Interest income	$4,863	$4,985	$19,832	$19,391
Interest expense	952	1,299	4,392	5,871
Net interest income	3,911	3,686	15,440	13,520
Provision for loan losses	153	503	1,037	1,137
Net interest income after provision for loan losses	3,758	3,183	14,403	12,383
Noninterest income	782	653	3,160	2,647
Noninterest expense	3,244	2,831	11,782	11,052
Income before income tax expense	1,296	1,005	5,781	3,978
Income tax expense	351	174	1,496	736
Net income	$945	$831	$4,285	$3,242

Net income per share:
Basic	$0.16	$0.14	$0.72	$0.55
Diluted	0.16	0.14	0.72	0.55

Return on average assets (QTD annualized)	0.79%	0.71%	0.91%	0.72%
Return on average equity (QTD annualized)	4.97%	5.88%	6.91%	6.15%
Net interest margin (QTD annualized)	3.54%	3.43%	3.57%	3.31%
Efficiency ratio	69.12%	65.25%	63.34%	68.36%

LAPORTE BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2012 and 2011
(Dollars in thousands)

	December 31, 2012	December 31, 2011
	(Unaudited)
Nonaccrual loans:
Real estate:
One- to four-family	$1,831	$1,325
Five or more family	-	-
Commercial	2,642	1,935
Construction	-	-
Land	2,985	2,800
Total real estate	$7,458	$6,060
Consumer and other loans:
Home Equity	53	14
Commercial	-	28
Automobile and other	5	8
Total consumer and other loans	58	50
Total troubled debt restructured	842	254
Total nonaccrual loans	$8,358	$6,364

Loans greater than 90 days delinquent and still accruing:
Real estate:
One- to four-family	$-	$-
Five or more family	-	-
Commercial	-	-
Construction	-	-
Land	-	-
Total real estate	$-	$-
Consumer and other loans:
Home Equity	-	-
Commercial	-	-
Automobile and other	-	-
Total consumer and other loans	-	-

Total nonperforming loans	$8,358	$6,364

Foreclosed assets:
One- to four-family	$133	$140
Five or more family	-	-
Commercial	384	365
Construction	-	-
Land	385	507
Consumer	-	-
Business assets	-	-
Total foreclosed assets	$902	$1,012
Total nonperforming assets	$9,260	$7,376